Exhibit 10.19(c)1

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS GRANT is hereby made effective as of the Grant Date set forth on the schedule attached hereto as Schedule A (“Schedule A”, such date, the “Grant Date”) between Nielsen Holdings plc, a company incorporated under the laws of England and Wales, having its registered office in the United Kingdom (hereinafter referred to as the “Company”) and the individual whose name is set forth on Schedule A hereof, who is in the Employment of the Company or a Subsidiary (the “Participant”). Any capitalized terms herein not otherwise defined in this Agreement shall have the meaning set forth in the Nielsen 2010 Stock Incentive Plan (the “Plan”).

WHEREAS, the Company wishes to carry out the Plan, the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Committee, charged with administration of the Plan, has determined that it would be to the advantage and best interest of the Company and its shareholders to grant the Participant restricted stock units (as provided in Section 1 below), ultimately payable in shares of Common Stock (the “Award”) as an incentive for increased efforts during the Participant’s term of office with the Company or any of its Subsidiaries, and has advised the Company thereof and instructed the undersigned officers to grant said Award;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.Grant of RSUs. For valuable consideration, receipt of which is hereby acknowledged, the Company hereby grants the number of restricted stock units (“RSUs”) to the Participant set forth on Schedule A, on the terms and conditions hereinafter set forth, and pursuant and subject to the terms of the Plan. Each RSU represents the unfunded, unsecured right of the Participant to receive one share of the Company’s common stock (each, a “Share”). The Participant will become vested in the RSUs, and take delivery of the Shares, as set forth in this Agreement.

2.Vesting and Timing of Transfer.

(a)Unless otherwise provided herein, the Participant shall become vested in the RSUs granted on the Grant Date in accordance with the Plan and the vesting provisions set forth on Schedule A (each date on which all or a portion of the RSUs become vested thereunder, a “Vesting Date”), subject to the continued Employment of the Participant by the Company or a Subsidiary through the relevant Vesting Date.

(b)Notwithstanding the foregoing, upon a termination of the Participant’s Employment by the Company without Cause, by the Participant for Good Reason,  a pro-rata portion of the installment of RSUs that would, but for such termination, be scheduled to vest on the next Vesting Date following such termination of Employment will become vested upon the date of such termination, with such pro-rata portion determined based on the number of days the Participant was employed by the Company or any of its Subsidiaries since the immediately prior Vesting Date, relative to 365 days.

(c)Upon the Participant’s death or Permanent Disability, all unvested RSUs shall become immediately vested.

(d)Upon termination of the Participant’s Employment with the Company and all of its Subsidiaries for any reason other than as set forth in Section 2(b) or (c) above, all unvested RSUs shall immediately be forfeited by the Participant, without payment of any consideration therefor.

(e)The Board shall cause to be delivered to the Participant such Shares underlying any non-forfeited, vested RSUs as soon as practicable after they become vested RSUs as provided in this

Exhibit 10.19(c)2

Section 2 (but in no event later than 2½ months after the last day of the calendar year in which such RSUs become so vested).

(f)In the event of the death of the Participant the delivery of Shares under Section 2(d), as applicable, shall be made to the person or persons to whom the Participant’s rights under the Agreement shall pass by will or by the applicable laws of descent and distribution.

(g)Upon each transfer of Shares in accordance with Section 2(d) above, the Company shall have satisfied its obligation with respect to the number of RSUs equal to the number of Shares delivered to the Participant pursuant thereto, and the Participant shall have no further rights to claim any additional Shares in respect thereof. Notwithstanding the foregoing, the Participant may elect to defer the transfer of Shares by providing notice to the Company in accordance with all applicable rules, policies, and procedures established by the Committee.

3.Dividends. Unless otherwise provided pursuant to Section 4 below, from and after the Grant Date, the Participant will only be entitled to receive dividend equivalent payments or other distributions, if any, with respect to Shares underlying the RSUs in accordance with the terms set forth in Schedule A.

4.Adjustments Upon Certain Events. The Committee shall, in its sole discretion, make certain equitable substitutions or adjustments to any Shares or RSUs subject to this Agreement pursuant to Section 10 of the Plan.

5.Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Cause” shall mean “Cause” as such term may be defined in any employment, change in control or severance agreement between the Participant and the Company or any of its Subsidiaries (the “Employment Agreement”), or, if there is no such Employment Agreement or if no such term is defined therein, “Cause” shall mean:  (i) the Participant’s willful misconduct with regard to the Company or any of its Subsidiaries; (ii) the Participant is indicted for, convicted of, or pleads nolo contendere to, a felony, a misdemeanor involving moral turpitude, or an intentional crime involving material dishonesty other than, in any case, vicarious liability; (iii) the Participant’s conduct involving the use of illegal drugs in the workplace; (iv) the Participant’s failure to attempt in good faith to follow a lawful directive of his or her supervisor within ten (10) days after written notice of such failure; and/or (v) the Participant’s breach of any agreement with the Company or any Subsidiary which continues beyond ten (10) days after written demand for substantial performance is delivered to the Participant by the Company (to the extent that, in the reasonable judgment of the Committee (or its designee), such breach can be cured by the Participant).

“Good Reason” shall mean without the Participant’s consent, (i) a reduction in Participant’s annual rate of base salary (excluding any reduction in the Participant’s base salary that is part of a plan to reduce compensation of comparably situated employees of the Company generally; provided that such reduction in the Participant’s rate of base salary is not greater than fifteen percent (15%) of such rate of base salary); (ii) the material diminution of the Participant’s position due to the Company’s removal of the Participant from the Global Band in which he was employed immediately prior to such removal, to a position within a Global Band that is lower in rank than such prior Global Band; or (iii) the relocation by the Company or any of its Subsidiaries of the Participant’s primary place of employment with the Company or any of its Subsidiaries to a location more than fifty (50) miles outside of the Participant’s current principal place of employment immediately prior to such relocation (which shall not be deemed to occur due to a requirement that the Participant travel in connection with the performance of his or her duties); in any case of the foregoing, that remains uncured after ten (10) business days after the Participant has provided the Company written notice that the Participant believes in good faith that such event giving rise to such claim of Good Reason has occurred, so long as such notice is provided within thirty (30) business days after such event has first occurred.

Exhibit 10.19(c)3

“Permanent Disability” shall mean that due to an injury or illness, the Participant requires the regular care and attendance of a qualified, licensed and practicing physician and the Participant is unable to perform the material duties of his or her regular occupation due to such injury or illness.  The Committee or its delegee shall have sole discretion to determine whether this definition is met.

6.No Right to Continued Employment. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue in the Employment of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which are hereby expressly reserved, to terminate the Employment of the Participant at any time for any reason whatsoever, with or without cause, subject to the applicable provisions of, if any, the Participant’s employment agreement with the Company or any Subsidiary or offer letter provided by the Company or any Subsidiary to the Participant.

7.No Acquired Rights. In participating in the Plan, the Participant acknowledges and accepts (i) that the Board has the power to amend or terminate the Plan, to the extent permitted thereunder, at any time, and (ii) that the opportunity given to the Participant to participate in the Plan is entirely at the discretion of the Committee and does not obligate the Company or any of its Affiliates to offer such participation in the future (whether on the same or different terms). The Participant further acknowledges and accepts that (a) such Participant’s participation in the Plan is not to be considered part of any normal or expected compensation, (b) the value of the RSUs or the Shares shall not be used for purposes of determining any benefits or compensation payable to the Participant or the Participant’s beneficiaries or estate under any benefit arrangement of the Company or any Subsidiary, including but not limited to severance or indemnity payments, and (c) the termination of the Participant’s employment with the Company and all Subsidiaries under any circumstances whatsoever will give the Participant no claim or right of action against the Company or any Subsidiary in respect of any loss of rights under this Agreement or the Plan that may arise as a result of such termination of employment.

8.No Rights of a Stockholder. The Participant shall not have any rights or privileges as a stockholder of the Company until the Shares underlying vested RSUs have been registered in the Company’s register of stockholders as being held by the Participant.

9.Transferability. RSUs may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance not permitted by this Section 9 shall be void and unenforceable against the Company or any Subsidiary or Affiliate.

10.Withholding. The Participant may be required to pay to the Company or any Affiliate, applicable withholding taxes with respect to any transfer under this Agreement or under the Plan and to take such action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes, pursuant to Section 4(c) of the Plan.  At the Participant’s election such withholding taxes may be withheld from any transfer due under this Agreement or under the Plan or from any compensation or other amount owing to the Participant, or the Participant may pay such withholding taxes in cash to the Company.

11.Choice of Law. This agreement shall be governed by and construed in accordance with the laws of the state of New York without regard to conflicts of law, except to the extent that the issue or transfer of Shares shall be subject to mandatory provisions of the laws of England and Wales.

12.RSUs Subject to Plan. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. All RSUs are subject to the Plan. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

Exhibit 10.19(c)4

13.Signature in Counterparts. If executed in writing, this Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

14.Section 409A of the Code. Notwithstanding any other provisions of this Agreement or the Plan, the RSUs granted hereunder shall not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon the Participant. In the event it is reasonably determined by the Committee that, as a result of Section 409A of the Code, the transfer of Shares under this Agreement may not be made at the time contemplated hereunder without causing the Participant to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code. Notwithstanding anything herein to the contrary, if at the time of the Participant’s termination of employment with the Company the Participant is a “specified employee” as defined in Section 409A of the Internal Revenue Code of 1986, as amended and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is six months following the Participant’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code without any accelerated or additional tax).

15.Confidential Information; Non-Compete; Non-Solicitation

The Participant acknowledges and agrees that the Participant is bound by and will comply with the restrictive covenants and obligations contained  in the Appendix to this Agreement, which covenants and obligations are incorporated herein by reference and made a part of this Agreement.

16.Data Privacy

Participant hereby acknowledges that the Company holds information about the Participant  relating to his employment, the nature and amount of his compensation, bank details, and other personal details and the fact and conditions of Participant’s participation in the Plan. Participant understands that the Company is the controller of Participant’s personal data and is the only person authorized to process that data and is responsible for maintaining adequate security with regard to it. As the Company is part of a group of companies operating internationally, it may be necessary for the Company to make the details referred to above available to: (a) other companies within the Company that may be located outside the European Economic Area (“EEA”) or such other geographical location in which  Participant is employed where there may be no legislation concerning an individual’s rights concerning personal data; (b) third party advisers and administrators of the Plan; and/or (c) the regulatory authorities. Any personal data made available by the Company to the parties referred to above in (a), (b), or (c) in relation to the Plan will only be for the purpose of administration and management of the plan by the Company, on behalf of the Company. Participant’s information will not, under any circumstances, be made available to any party other the parties listed above under (a), (b), or (c). Participant hereby authorizes and directs the Company to disclose to the parties as described above under (a), (b) or (c) any of the above data that is deemed necessary to facilitate the administration of the Plan. Participant understands and authorizes the Company to store and transmit such data in electronic form. Participant confirms that the Company has notified Participant of his entitlement to reasonable access to the personal data held about Participant and of his rights to rectify any inaccuracies in that data.

Exhibit 10.19(c)5

17.Forfeiture of Grant

If the Participant does not sign and return this Agreement within six months following the Grant Date, the RSUs shall be forfeited and shall be of no further force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Nielsen Holdings plc

By: Nancy Ramsey Phillips Chief Human Resources OfficerPARTICIPANT:Participant name Online grant acceptance satisfies signature requirement

Exhibit 10.19(c)6

Schedule A

Name:	Participant name
Grant Date:	Grant date
Number of RSUs:	Number of shares granted
Normal Vesting of RSUs:	Vesting Schedule (Dates & Quantities)
Vesting on a “Change in Control”:	Per Plan terms.
Dividends:

RSUs, whether or not vested, shall be credited with dividend equivalents as and when dividends are paid on the Company’s actual shares, with such dividend equivalents deemed to be invested in additional RSUs for the Participant’s account as of the corresponding dividend payment date (which additional RSUs shall vest upon the vesting of the underlying RSUs to which they are attributable).  No dividend equivalents shall be credited with respect to any fractional shares in a Participant’s account.

Exhibit 10.19(c)7

APPENDIX

Confidential Information; Non-Compete; Non-Solicitation

1.

In consideration of the Company entering into this Agreement with the Participant, the Participant shall not, directly or indirectly, (i) at any time during or after the Participant’s employment with the Company or any of its subsidiaries, parents or affiliates (collectively, “Nielsen”), disclose any Confidential Information (as defined below) except when required to perform his or her duties to Nielsen, by law or judicial process; or (ii) at any time during the Participant’s employment with Nielsen and for a period of 12 months thereafter (A)  associate with (whether as a proprietor, investor, director, officer, employee, consultant, partner  or otherwise) or render services to any business that competes with the business of Nielsen in which the Participant was engaged or with respect to which the Participant performed services at any time in the 3 years preceding the Participant’s termination of employment from Nielsen, in any geographic or market area where Nielsen conducts business or provides products or services; provided, however, that nothing herein shall be deemed to prohibit the Participant’s ownership of not more than 2% of the publicly-traded securities of any competing business, (B) perform for or provide to any clients of Nielsen any products or services similar to those provided by any business of Nielsen in which the Participant was engaged or with respect to which the Participant performed services at any time in the 3 years preceding the Participant’s termination of employment from Nielsen, (C) induce, influence, encourage or solicit in any manner any client, prospective client, vendor or supplier of Nielsen with which the Participant had interactions in connection with his/her employment in the 18 months prior to termination of the Participant's employment with Nielsen, to cease or reduce doing business with Nielsen or to do business with the Participant or with any other person or entity other than Nielsen,  or (D) solicit, recruit, hire or seek to hire, or otherwise assist or participate in any way in the solicitation, recruitment or hiring of, any person who has been employed or engaged by Nielsen at any time during the 6 months immediately preceding the termination of the Participant’s employment, or induce, influence, or encourage in any manner, or otherwise assist or participate in any way in the inducement, influence or encouragement of, any such person to terminate his or her employment or engagement with Nielsen.  The provisions hereof shall be in addition to and not in derogation of any other agreement covering similar matters to which the Participant and the Company or any subsidiary or affiliate thereof are parties.

2.

“Confidential Information” shall include all trade secrets or confidential information owned, possessed or used by Nielsen in any form, whether or not explicitly designated as confidential information, including, without limitation, business plans, strategies, customer lists, customer projects, cooperator lists, personnel information, financial information, pricing information, cost information, methodologies, software, data, and product research and development.  Confidential Information shall not include any information that is generally known to the industry or the public other than as a result of the Participant’s breach of this covenant or any breach of other confidentiality obligations by the Participant, employees or third parties.

3.

Notwithstanding section 1 above, if at any time a court holds that the restrictions stated in such section are unreasonable or otherwise unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area determined to be reasonable under such circumstances by such court will be substituted for the stated period, scope or area or, if the court does not undertake such substitution, then the remainder of section 1 shall be given full effect without regard to the invalid portion.  Because the Participant’s services are unique and because the Participant has had access to Confidential Information, the parties hereto agree that money damages will be an inadequate remedy for any breach of this Agreement.  In the event of a breach or threatened breach of this Agreement, Nielsen or its successors or assigns may, in addition to other rights and remedies existing in their favor, (i) apply to any court of competent jurisdiction for specific performance and/or

Exhibit 10.19(c)8

injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without the posting of a bond or other security) and (ii) may require the Participant (A) to forfeit any vested or unvested portion of the Grant and to return all Shares previously issued to the Participant under the Grant (“Grant Shares”) and (B) to pay to Nielsen the full value of any consideration received for the Grant Shares that were previously sold by the Participant or otherwise disposed of to a third party (or if no such consideration was received, the then fair market value of the Grant Shares).

4.

The Participant acknowledges that the restrictions in section 1 above are not greater than required to protect Nielsen’s legitimate business interests, including without limitation the protection of its trade secrets and other confidential information and the protection of its client relationships, and are reasonably limited in time or duration, geography and scope of activity.  The Participant further acknowledges that, viewed separately or together, the restrictions in section 1 above do not unfairly or unreasonably restrict the Participant’s ability to obtain other comparable employment, earn a living, work in any particular area or otherwise impose an undue hardship on Participant.